TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Provides COVID-19-Related Business Update

- Strong preliminary first quarter 2020 total net revenue projected to be more than $11 million –

- vitaCare Prescription Services model allowing the Company to connect with more than 80% of patients -

- Implementing staged contingency plan that can be adjusted as COVID-19 situation evolves -

BOCA RATON, Fla. – March 26, 2020 – TherapeuticsMD, Inc. (NASDAQ: TXMD) (“TherapeuticsMD” or the “Company”), an innovative, leading women’s healthcare company, today provided an update on its operations in response to the continued spread of COVID-19 (coronavirus) pandemic. The Company has developed a comprehensive COVID-19 contingency plan designed to preserve the value of the Company’s investments in its sales and marketing infrastructure, protect the Company’s balance sheet during this period of market disruption, and meet the needs of the Company’s patients and prescribers.

TherapeuticsMD’s COVID-19 contingency plan is designed to be implemented in stages over the second and third quarters of 2020 as the Company continues to evaluate the length of time that COVID-19 may impact its business, allowing the Company to conserve its financial resources during the COVID-19 crisis and re-scale its sales and marketing activity when conditions warrant.

“The health and safety of our employees, patients, prescribers, and community are paramount at this time,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “We have taken a swift and proactive approach to reduce our near-term cash burn and provide for maximum flexibility to reinitiate our launch plans once we have more visibility on the length of the COVID-19 crisis,” said Mr. Finizio. “While we believe we were on track with executing our plan for 2020, including being able to deliver a better-than-planned first quarter, given the uncertainties around COVID-19, we feel it is in the best interests of our Company and our stockholders to temporarily scale down certain aspects of our business to preserve cash during this pandemic. We plan to leverage our best-in-class vitaCare Prescription Services patient model to continue to meet the needs of our patients and prescribers during this difficult time. Our highly-trained sales force remains engaged with prescribers so that we can ramp-up our sales efforts at the appropriate time.”

TherapeuticsMD’s COVID-19 contingency plan focuses on five key areas:

■	Containing costs and cutting spending.
■	Addressing impacts and trends for the second quarter of 2020.
■	Preparing for a potential longer-term impact throughout the year.
■	Leveraging vitaCare Prescription Services to continue to meet the needs of our patients and prescribers.
■	Ensuring continued availability of our products to patients.

Cost Containment and Spending Cuts

TherapeuticsMD is implementing measures to initially cut or defer more than $30 million in annual spending. This includes the deferral of approximately $10 million in planned second quarter consumer and healthcare practitioner marketing spend for ANNOVERA® and IMVEXXY® and cuts of approximately $20 million in other planned expenses for the year.

The Company has the ability to re-accelerate its planned marketing spend for ANNOVERA and IMVEXXY should market conditions improve, or to extend or expand the cost deferrals throughout the year.

The Company’s cost cuts and reductions include permanent cost savings that have been identified by management, as well as the interim cessation of certain spending that may be restarted in future quarters. These cost cuts include:

■	Negotiating lower fees or suspending services from third party vendors;
■	Implementing a Company-wide hiring freeze;
■	Delaying or cancelling non-critical IT projects; and
■	Eliminating travel, entertainment, meeting, and event expenses.

These savings can be extended further throughout the year or expanded depending on the impact of the COVID-19 outbreak.

Employees and Sales Force

At present, the Company’s sales force continues to function utilizing digital engagement tools and tactics and virtual detailing to remain engaged with prescribers and distribution channels.

■	The Company has enhanced the ability of its sales force to support healthcare providers remotely, including the sales forces’ ability to continue to provide healthcare practitioners with access to patient product samples, product marketing information, and information regarding patient affordability programs and support services.
■	The Company’s sales force is in regular interaction with healthcare providers and also continues product training, including sharing best practices, in advance of the Company’s anticipated future sales and marketing ramp.

Remote Pharmacy and At-Home Delivery Options

TherapeuticsMD is prepared to provide continued access to its products for patients.

■	The Company’s vitaCare Prescription Services patient model assists patients in obtaining easy and convenient access to their prescriptions for products at a retail pharmacy of their choice, including via home delivery retail pharmacy options. The Company anticipates that home delivery pharmacy options will be attractive to patients during the COVID-19 pandemic.
■	Through vitaCare, the Company has connected with more than 80% of its patients during the past month. The Company anticipates that vitaCare will support continued patient access to the Company’s products during the COVID-19 pandemic and will help sustain the Company’s strong refill trends given vitaCare’s broad use by the Company’s patients.
■	The Company has also partnered with independent community pharmacies and multiple third-party online pharmacies (such as PillPack, PillClub, and Simple Health) and telemedicine providers (such as PlushCare) that focus on contraception or menopause to help ensure patients have real-time access to both diagnosis and treatment.

Supply of Products

TherapeuticsMD does not anticipate a shortage of its products due to COVID-19 at this time.

■	The company already has sufficient inventory of finished product in its warehouses to meet anticipated demand through at least early third quarter of this year.
■	Additionally, the Company currently does not foresee any interruption in its ability to continue to manufacture additional product to be used beyond this period and has sufficient active pharmaceutical ingredients on hand for the continued manufacture of its products.
■	At this time, the Company continues to have uninterrupted wholesale and retail distribution of its products and is actively working to ensure that there continues to be an adequate supply of its products at pharmacies for sales to patients.

Suspending 2020 Financial Guidance

Due to the unknown impact of COVID-19 on the Company’s business and the rapidly evolving nature of the pandemic, TherapeuticsMD is suspending its full-year 2020 financial guidance that was previously provided in February 2020. The Company’s January and February operating results were ahead of the internal forecasts that were included in the Company’s full-year guidance. Together with March operating results that will be partially affected by the COVID-19 outbreak in the U.S., the Company projects that preliminary first quarter net revenues will be more than $11 million. The Company believes that its vitaCare Prescription Services patient model will support continued patient access to the Company’s products during the COVID-19 pandemic and will help sustain the Company’s strong refill trends across its menopause products.

The foregoing amount is unaudited and preliminary, and does not present all information necessary for an understanding of the Company’s financial condition as of March 31, 2020. The review of the Company’s consolidated financial statements for the three months ending March 31, 2020 has not commenced and could result in changes to this amounts due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the consolidated financial statements for the three months ended March 31, 2020 are finalized and publicly released. The Company’s independent registered public accounting firm, Grant Thornton LLP, has not audited, reviewed, or compiled this estimate.

About TherapeuticsMD

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The Company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as "believes," "hopes," "may," "anticipates," "should," "intends," "plans," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the effects of the COVID-19 pandemic; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, BIJUVA® and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility, including the conditions to draw an additional tranche thereunder and whether the lender will make such tranche available; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; whether the FDA will approve the efficacy supplement for the lower dose of BIJUVA; the company’s ability to protect its intellectual property, including with respect to the Paragraph IV notice letters the company received regarding IMVEXXY and BIJUVA; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the ability of the company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at it website: www.therapeuticsmd.com/pressreleases.aspx.

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Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com